Exhibit 11.0

California Energy Company, Inc.
Calculation of Earnings per share in Accordance with Interpretive Release No. 34-9083 for the three years ended December 31, 1993

(dollars in thousands, except per share amounts)

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

                                                          1993                         1992                           1991

Actual weighted average shares
outstanding for the period                             35,454,539                   33,414,129                    29,847,156

Dilutive stock options and warrants using
average market prices                                   3,030,431                    3,330,618                     4,844,869

Preferred stock                                               ---                      786,712                       779,405

Total number of shares based on shares
outstanding and the assumption that dilutive
stock options and warrants will be exercised
at average stock market prices                         38,484,971                   37,531,469                    35,470,430

Additional dilutive stock options and
warrants using ending market price                            ---                    1,282,223                       992,394

Total shares based on shares outstanding and
the assumption that dilutive stock options
and warrants will be exercised at ending
market price.                                          38,484,971                   38,813,692                    36,463,829

Income before change in accounting
principle and extraordinary item                    $      43,074                 $     38,810                  $     26,582

Cumulative effect of change in accounting
principle.                                                  4,100                          ---                           ---

Extraordinary item                                            ---                       (4,991)                          ---

Net income                                                 47,174                       33,819                        26,582

Less:  Series C preferred stock dividends                  (4,630)                      (4,275)                          ---

Net Income available for common shares              $      42,544                 $     29,544                  $     26,582

Primary earnings per share before change in
accounting principle and extraordinary item         $        1.00                 $        .92                  $        .75

Primary earnings per share                          $        1.11                 $        .79                  $        .75

Fully diluted earnings per share before change
in accounting principle and extraordinary item
based on SEC Interpretive Release No. 34-9083       $        1.00                 $        .89                  $        .73

Fully diluted earnings per share based
on SEC interpretive release No. 34-9083             $        1.11                 $        .76                  $        .73

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